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                                                                    EXHIBIT 13.1

                                                                       EXHIBIT A

                                PROMISSORY NOTE

                                                                   Hickory, N.C.
$3,598,910.06                                                   January 31, 2000

         FOR VALUE RECEIVED the undersigned, James C. Richardson, Jr., promises to pay to Charles F. Connor, Jr. or order, the principal sum of Three Million Five Hundred Ninety-Eight Thousand Nine Hundred Ten and 06/100 DOLLARS
($3,598,910.06), with interest from            , at the rate of Eight per cent
(8%) per annum on the unpaid balance until paid or until default (at which time the rate of interest shall be increased to the Default Rate, as hereafter defined), both principal and interest payable in lawful money of the United States of America, at the office of Charles F. Connor, Jr., Claremont, North Carolina or at such place as the legal holder hereof may designate in writing. It is understood and agreed that additional amounts may be advanced by the holder hereof as provided in the instruments, if any, securing this Note and such advances will be added to the principal of this Note and will accrue interest at the above specified rate of interest from the date of advance until paid. The principal and interest shall be paid as follows:

         ALL ACCRUED INTEREST ON THE OUTSTANDING PRINCIPAL BALANCE SHALL BE DUE AND PAYABLE ON JANUARY 31, 2001 AND JANUARY 31, 2002, WITH A THIRD AND A FINAL PAYMENT OF ALL PRINCIPAL, ACCRUED INTEREST AND OTHER CHARGES, IF ANY, SHALL BE DUE AND PAYABLE ON OR BEFORE JANUARY 31, 2003.

         If not sooner paid, the entire remaining indebtedness shall be due and payable on January 31, 2003.

         Each prepayment and each installment shall be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal in the reverse order of its maturity.

         This Note may be prepaid in full or in part at any time without penalty or premium.

         This Note is also subject to mandatory prepayment and shall be prepaid in full prior to its stated maturity; (a) upon the earlier of six months after the death of James C. Richardson, Jr., of fifteen (15) days after the payment of the proceeds of the life insurance assigned as security for this Note; or
(b) on the "Change in Control Date," if a "Change in Control of the Company" shall occur; or (c) within fifteen (15) days after any sale, exchange, disposition or conversion of, or distribution on, shares of the common stock of Fresh Foods, Inc. beneficially held by James C. Richardson, Jr., resulting in the receipt by him, or by another person or entity for his account (based upon his percentage equity interest in such other person or entity) of cash or readily marketable securities in an aggregate amount or value of $10,000,000.00 or more. As used herein, the terms "Change in Control of the Company" and "Change in Control Date" shall have the meanings assigned to them in that certain Amended and Restated Change in Control Agreement between David R. Clark and Fresh Foods as in effect at the time hereof, a copy of which has been provided to CIG.

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         In the event of (a) default in payment or mandatory prepayment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten (10) days from the due date, or (b) default or the occurrence of any event of default so specified under the terms of any instrument securing this Note, and such default is not cured within fifteen
(15) days after written notice to maker, then in either such event the holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon and, the prepayment premium, if any, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Note and any instrument securing this Note shall bear interest at the rate of Fifteen per cent (15%) per annum after default until paid.

         All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note and any instrument securing this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

         Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default. The rights and remedies of the holder as provided in this Note and any instrument securing this Note shall be cumulative and may be pursued singly, successively, or together against the property described in the Deed of Trust or any other funds, property or security held by the holder for payment or security, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

         This Note is to be governed and construed in accordance with the laws of the State of North Carolina.

         This note is secured by a Pledge Agreement of even date herewith and an Assignment of Life Insurance as Collateral of even date herewith with respect to a policy or policies of insurance on the life of James C. Richardson, Jr.

         The indebtedness evidenced by this Promissory Note may be assumed by another debtor. If such assignment occurs, James C. Richardson, Jr. will remain fully liable for the indebtedness so assumed.
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         IN TESTIMONY WHEREOF, the maker hereof has hereunto set his hand and adopted as his seal the word "SEAL" appearing beside his name, the day and year first above written.


                                             /s/ James C. Richardson, Jr. (SEAL)
                                             ----------------------------
                                             James C. Richardson, Jr.